EXHIBIT 12

                             DARDEN RESTAURANTS, INC.
             COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
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                                                                           Fiscal Year Ended
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                                        May 27,         May 28,         May 30,         May 31,          May 25,
                                         2001            2000             1999            1998            1997
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

 Consolidated Earnings from
 Operations before Restructuring
 and Asset Impairment Expense or
 (Credit), Net, and Income Taxes........$ 301,217     $  267,976        $207,414      $  153,672     $   75,401
 Plus Fixed Charges.....................   54,548         43,833          39,929          38,569         39,582
 Less Capitalized Interest..............   (3,671)        (1,910)           (593)         (1,018)          (739)
                                        ---------     ----------        --------      ----------     ----------


 Consolidated Earnings from
 Operations before Restructuring
 and Asset Impairment Expense or
 (Credit), Net, and Income Taxes
 Available to Cover Fixed Charges.......$ 352,094     $  309,899       $  246,750      $  191,223     $ 114,244
                                        =========     ==========       ==========      ==========     =========


 Ratio of Consolidated Earnings to
 Fixed Charges..........................     6.45           7.07             6.18            4.96          2.89
                                        =========     ==========       ==========     ===========     =========


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